NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group, Ltd. Names John P. Doucette President and CEO
of the Reinsurance Division

HAMILTON, Bermuda – March 30, 2016 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it has named John P. Doucette as President and CEO of the Reinsurance Division, effective April 1, 2016.

Mr. Doucette has been a key member of the executive management team since he joined Everest in 2008.  In his new role as President and CEO of the Reinsurance Division, he will have oversight of all reinsurance underwriting and claims operations worldwide.

Mr. Dominic J. Addesso, President and Chief Executive Officer of Everest Re Group, Ltd. said "John is an incredibly talented and intelligent executive.  Our underwriting operations have benefited greatly from his guidance and management, and he is extremely capable of leading one of the best and largest reinsurance operations in the world."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Mt. Logan Re, a segregated cell company, capitalized by the Company and third party investors, is a specialty reinsurer of catastrophe risks. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. The Company also operates within the Lloyd's insurance market through Syndicate 2786. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

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